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                                  EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 2, 1999 in the Registration Statement on Form S-1 and related Prospectus to be filed on or about August 25, 1999 of Communication Telesystems International d/b/a WORLDxCHANGE Communications for the registration of its common stock.

Our audits also included the financial statement schedule of Communication Telesystems International d/b/a WORLDxCHANGE Communications for the three years ended September 30, 1998 listed in Item 16(b). This schedule is the responsibility of Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                           /s/ ERNST & YOUNG LLP


San Diego, California

August 20, 1999